Exhibit 99.1

  Ultralife Batteries Awarded Contract Worth Approximately $7 Million By U.K.
                              Ministry of Defence

     NEWARK, N.Y.--(BUSINESS WIRE)--March 14, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received a contract valued at approximately $7 million to supply BA-5590 lithium-sulfur dioxide batteries to the U.K. Ministry of Defence. Ultralife will provide the MoD with batteries manufactured by EaglePicher Technologies, LLC through a supply agreement. Deliveries are expected to begin this quarter and be completed in the fourth quarter.

     "This very significant contract offers clear evidence of the depth of Ultralife's international selling capabilities," said John D. Kavazanjian, Ultralife's president and chief executive officer. "While we already supply our industry-leading lithium-manganese dioxide BA-5390 batteries to the MoD, we recognize that our customers sometimes require alternatives. In this case our ability to win this contract by sourcing through EaglePicher represents a major achievement in unseating an incumbent supplier and demonstrates our flexibility in supplying our customers with the products they require."

     "All of us at EaglePicher Technologies are thrilled that Ultralife has selected our 5590 battery as part of this significant win," said Steve Westfall, President, EaglePicher Technologies, LLC. "It is an example of how we are growing our business. As a supplier, our goal is to make this relationship seamless and transparent with quality products delivered on schedule."

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


     CONTACT: Ultralife Batteries, Inc.
              Pete Comerford, 315-332-7100
              pcomerford@ulbi.com
              or
              Investor Relations:
              Lippert/Heilshorn & Associates, Inc.
              Jody Burfening, 212-838-3777
              jburfening@lhai.com